Exhibit 2.1

AMENDMENT OF STOCK PURCHASE AGREEMENT

THIS AMENDMENT OF STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of May 3, 2017, is made and entered into by and among (i) Hill International, Inc., a Delaware corporation (“Hill Delaware”), and Hill International N.V., a corporation organized under the laws of the Netherlands (“Hill N.V.”) (each of the foregoing is sometimes individually referred to as a “Seller” and, collectively, as the “Sellers”), and (ii) Liberty Mergeco, Inc., a Delaware corporation (the “US Purchaser”), and Liberty Bidco UK Limited, a corporation incorporated under the laws of England and Wales (the “UK Purchaser” and, collectively with the US Purchaser, the “Purchasers” and the Purchasers collectively with the Sellers, the “Parties”).

WHEREAS, the Parties have entered into a Stock Purchase Agreement, dated as of December 20, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which, among other things, the US Purchaser will acquire all of the US Securities (as defined in the Purchase Agreement) and the UK Purchaser will acquire (i) all of Dutch Securities (as defined in the Purchase Agreement), and (ii) all of the issued and outstanding intercompany indebtedness issued by Hill International (Australia) Pty Ltd to Hill Delaware evidenced by certain promissory notes; and

WHEREAS, pursuant to Section 11.8 of the Purchase Agreement and subject to the terms and conditions set forth in this Amendment, the Purchasers and Sellers have agreed to amend certain provisions of the Purchase Agreement as set forth herein. For illustrative purposes, a blackline of the Purchase Agreement incorporating the amendments set-out below is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            General. Terms defined in the Purchase Agreement and used herein shall, unless otherwise indicated, have the meanings given to them in the Purchase Agreement. Terms defined and used in this Amendment shall have the meanings given to them in this Amendment.

Section 1.2            Amendments to Existing Definitions. Section 10.1 of the Purchase Agreement is hereby amended by modifying certain definitions contained therein as follows:

“Accounting Principles” is hereby deleted in its entirety and replaced with the following:

“Accounting Principles means the accounting policies and principles set forth on the Accounting Principles Schedule attached hereto as amended to include the following additional policies as a new 2.17, 2.18, 2.19 and 2.20 respectively:

(a)         For the purposes of calculating Net Working Capital, the Knowles Debts shall be deemed to have transferred to the Buyer (as defined in the Knowles APA)

notwithstanding the provision in the Knowles APA which has treated the Knowles Debts as an Excluded Asset (as defined therein).

(b)         To the extent that any gratuity is to be paid after Closing to an employee where there has been a notice of redundancy, notice of resignation or notice of dismissal to that employee prior to the Effective Time then the amount of such gratuity payable will be added to the calculation of the total gratuity liability so that such liability is included twice in the calculation of the Net Working Capital. The parties acknowledge this double inclusion compensates the Purchasers for the fact that such payment is for the Sellers’ account prior to Closing.

(c)          Net Working Capital shall include an accrual for all unpaid amounts in respect of the pay increase for employees in the aggregate amount of 1.28%, made effective retroactively from April 1, 2017 to April 30, 2017, implemented by the Company and the Company Subsidiaries relative to the amount of salaries paid to those employees.

(d)         For the purposes of calculating Net Working Capital, to the extent any withholding tax amounts due from the Kazak tax authorities that relate to the period prior to the Closing (“Kazak Withholding Amounts”) have not been received by any Company or any Company Subsidiary within sixty (60) days after the Closing Date, the account receivable in respect of such amount shall be transferred to Hill Delaware or any other member of the Seller Group as directed by Hill Delaware and the amount thereof shall not be included in the Closing Balance Sheet. To the extent that some or all of the Kazak Withholding Amounts is received more than sixty (60) days following the Closing Date by any Company or Company Subsidiary, such amounts shall be treated as a Wrong Pocket Amount owing to the Seller Group pursuant to Section 7.8.”

“Cash” is hereby amended by inserting the word “Effective” before the words “Closing Date” in each instance.

“Closing Date” is hereby deleted in its entirety and replaced with the following:

“Closing Date” means May 5, 2017.

“Known Assumed Indebtedness” is hereby amended by deleting the words “Knowles Consultancy Services, Inc.” in clause (b) therein and replacing with the following: “the Canadian Subsidiary.”

“Net Working Capital” is hereby amended by inserting the word “Effective” before the words “Closing Date” in each instance.

“Repaid Indebtedness” is hereby deleted in its entirety and replaced with the following:

“Repaid Indebtedness” means all Indebtedness that is to be repaid at Closing, as set forth in the payoff letters delivered pursuant to Section 1.3(b) including, for the avoidance of doubt the Indebtedness relating to the Seller Reorganization steps and actions listed on Schedule 2.2(a), it having been agreed by the Parties that notwithstanding such steps and actions taking place following the Closing Date the consideration relating to the implementation and completion of the steps described in Section XIV of the Steps Memo shall be treated as having been pre-paid by the relevant Company or Company Subsidiary. For the avoidance of doubt, the consideration relating to the implementation of the steps described in Section XV of the Steps Memo shall be deemed to be satisfied by the assumption of those certain liabilities set out in Section XV.A. of the Steps Memo by the relevant Company or Company Subsidiary and shall not be treated as Repaid Indebtedness.”

“Target Working Capital” is hereby deleted in its entirety and replaced with the following:

“Target Working Capital” means $38,400,000.

“Working Capital Escrow Amount” is hereby deleted in its entirety and replaced with the following:

“Working Capital Escrow Amount” means $2,000,000.

Section 1.3            Additional Definitions. Section 10.1 of the Purchase Agreement is hereby further amended by inserting the following new definitions in alphabetical order:

“Assumed Knowles Liabilities” means “Assumed Liability” as defined in the Knowles APA.

“Canadian Subsidiary” means Knowles Consultancy Services, Inc., a company incorporated in Canada with registration number 02001961.

“Effective Closing Date” means April 30, 2017.

“Excluded Knowles Liabilities” means “Excluded Liabilities” as defined in the Knowles APA.

“Knowles” means Knowles Limited a corporation incorporated under the laws of England and Wales with registered number 04121852.

“Knowles APA” means the asset purchase agreement between Knowles and HKA Global Ltd relating to the transfer of the business carried on by Knowles dated 31 March 2017 as amended or varied from time to time.

“Knowles Debts” means those debts which are owed to Knowles by Cofely Limited, Primeplace Limited and/or Celtic Bioenergy Limited as at the Effective Time.

“Known Leakage” means any Leakage which is, prior to the Closing, agreed in writing between the Sellers and the Purchasers to be deducted from the Estimated Purchase Price payable at Completion.

“Leakage” means in respect of the period from the Effective Time to and including the Closing Date any the following items:

(a)         any dividend or distribution (including, for the avoidance of doubt, in cash and in specie) declared, paid or made (whether actual or deemed) by any Company or Company Subsidiary;

(b)         any payments made or agreed to be made by any Company or Company Subsidiary;

(c)          any assets, rights or other interests transferred or liabilities (contingent or otherwise) assumed, indemnified, guaranteed, secured or incurred by any Company or Company Subsidiary;

(d)         any waiver, release or discount by any Company or Company Subsidiary of any amount or obligation, or any claim in respect thereof, owed to that Company or Company Subsidiary;

(e)          the purchase by any Company or Company Subsidiary of any assets or services not on arm’s length terms or otherwise at an overvalue;

(f)          the payment of any fees or costs which are or were incurred by any Company or Company Subsidiary as a result of the matters set out in paragraphs (a) to (e) above; or

(g)          any agreement or arrangement made or entered into by any Company or Company Subsidiary to do or give effect to any matter referred to in paragraphs (a) to (f) above,

but excludes any Permitted Payments.

“Permitted Payments” means:

(a)         any payments in the ordinary and usual course of business other than any payments to or for the benefit of the Sellers or any member of the Seller Group that are not of the nature described in clause (b) of this definition;

(b)         any payments in the ordinary and usual course of business on bona fide arm’s length terms with the Sellers or any member of the Seller Group in respect of services provided by any Seller or member of the Seller Group in the period between Effective Time and the Closing Date;

(c)          any payments undertaken at the request, or with the consent, of the Purchasers; or

(d)         any payments required or permitted to be made under this Agreement or in connection with the Seller Reorganization.

“Specified Claims Contracts” means the Claims Contracts set forth on the Specified Claims Contracts Schedule attached hereto. For the purposes of this Agreement, a Claims Contract shall cease to be a Specified Claims Contract, and shall automatically be deemed to be removed from the Specified Claims Contracts Schedule without any further action required by any Party, upon the novation or assignment of the rights and obligations under such Claims Contract of the applicable member by the Seller Group party thereto to a Purchaser or Affiliate of a Purchaser (including, for the avoidance of doubt, any Company or Company Subsidiary) with the written consent of the relevant counter parties to such Claims Contract.

“UK Sale Bonus” means the amount of $50,000 (plus all applicable withholding and employment Taxes) payable by HKA Global UK. For purposes hereof, the term “withholding and employment Taxes” shall include, without limitation, all Pay as You Earn, income Tax, and National Insurance Contributions or equivalent liabilities in all relevant jurisdictions (including, for avoidance of doubt, the employer portion thereof).

“US Sale Bonuses” means the amount of $200,000 payable by Hill Delaware, payment of which is to be reported on IRS Form 1099.

Section 1.4            Deleted Definitions. Section 10.1 of the Purchase Agreement is hereby further amended by deleting the definition of “Sale Bonuses”.

ARTICLE II.
AMENDMENTS

Section 2.1            Amendments to Section 1.2(a) (Purchase Price). The first sentence of Section 1.2(a) of the Purchase Agreement is hereby amended by:

(a)         Deleting the words and dollar amount “One Hundred Forty Seven Million Dollars ($147,000,000)” and replacing them with “One Hundred Forty Million Dollars ($140,000,000)”; and

(b)         Inserting a new subsection (vi) immediately after subsection (v) to read as follows: “and (vi) minus any Known Leakage”.

Section 2.2            Amendments to Section 1.3(a) (Closing). Section 1.3(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, by electronic exchange of the closing deliverables described herein, on the Closing Date (as hereinafter defined). The Closing shall be deemed to be effective as of 12:01 p.m. Eastern Time on the Effective Closing Date (the “Effective Time”).”

Section 2.3            Amendments to Section 1.3(b) (Closing). Section 1.3(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b)         At least two (2) Business Days prior to the Closing Date, the Sellers will furnish (or cause to be furnished), to the Purchasers (i) a written notice setting out the amount of the Indebtedness (excluding any Known Assumed Indebtedness) existing as of the Closing (and to the extent the Seller Reorganization has not been completed as of the Closing, the amount of Indebtedness that would have existed had the Seller Reorganization been completed on or prior to the Closing), indicating whether each such item of Indebtedness is Assumed Indebtedness or Repaid Indebtedness, (ii) a payoff letter, in form and substance reasonably satisfactory to the Purchasers, from each holder of Repaid Indebtedness indicating the amount required to discharge in full such Repaid Indebtedness at Closing and, if such Repaid Indebtedness is secured, an undertaking by such holder to discharge at Closing any Liens securing such Repaid Indebtedness together with any necessary release documentation, in form and substance reasonably satisfactory to the Purchasers, required to discharge such Liens, (iii) a final bill and wire transfer instructions from each payee of any portion of the Sellers’ Expenses described on Schedule 1 .4(g)(ii), (iv) a schedule that provides a breakdown by recipient of the UK Sale Bonus and all US Sale Bonuses and, to the extent relevant, the amount of all withholding and employment Taxes in respect thereof (including the employer portion), (together, the “Sale Bonus Schedule”), and (v) a flow of funds memorandum (the “Funds Flow”) that sets forth the applicable payees and wire instructions for all amounts payable under Section 1.4(h). For the avoidance of doubt, the Purchasers shall be fully protected in relying in good faith upon the items delivered by the Sellers pursuant to this Section 1.3(b) and shall have no duty or obligation to undertake any independent investigation or verification of any of them or any statement or information contained therein. For the avoidance of doubt (and without any duplication of Section 8.2(a)(iii)), Hill Delaware shall, in accordance with Section 8.2(a)(iii), indemnify the Purchasers to the extent that the amount of any Indebtedness (excluding any Known Assumed Indebtedness) at Closing is greater than the amount of such Indebtedness as stated in the written notice furnished by the Sellers.”

Section 2.4            Amendment to Section 1.4(h)(iii) (Closing Transactions).  Section 1 .4(h)(iii) of the Purchase Agreement is hereby amended and restated to read as follows:

“(iii)        third, to HKA Global Ltd, an amount equal to the UK Sale Bonus (including, for the avoidance of doubt, an amount equal to applicable employer Taxes and other contributions); and”

Section 2.5            Amendment to Section 1.4(j) (Closing Transactions). Section 1.4(j) of the Purchase Agreement is hereby amended and restated to read as follows:

“(j)          promptly upon receipt by HKA Global Ltd pursuant to Section 1.4(h)(iii) of the amount contemplated by Section 1 .4(h)(iii), HKA Global Ltd shall pay (and the Sellers shall cause it to pay) the UK Sale Bonus (less applicable Tax withholdings) to the recipients and in the amounts set forth in the Funds Flow; and”

Section 2.6            Amendment to Section 1.5(a) (Net Working Capital). Section 1.5(a) of the Purchase Agreement is hereby amended by deleting the words “At least five (5) Business Days” at the beginning of such Section and replacing them with “At least two (2) Business Days”.

Section 2.7            Amendment to Article 1 (Purchase and Sale of Securities). Article 1 of the Purchase Agreement is hereby amended by inserting the following new Section 1.9:

“1.9        No Leakage Protection. The Sellers agree, as a continuing obligation, to indemnify the Purchasers against, and undertake to pay the Purchasers promptly following demand (and in any event within five Business Days) an amount in cash equal to the amount or value of:

(a)           any Leakage (save for any Known Leakage deducted from the Estimated Purchase Price at the Closing pursuant to Section 1.2(a)); plus

(b)         any Losses arising out of a breach of Section 7.1(c)(i); plus

(c)          any Taxation paid or that will become payable by the Purchasers or any Company or Company Subsidiaries to the extent attributable to the relevant breach of clause 7.1(c)(i).”

Section 2.8            Amendments to Section 2.2(e) (Conditions to the Purchasers’ Obligations). Section 2.2(e) is hereby deleted in its entirety and replaced with the following:

“the Purchasers shall have received a certificate signed by an executive officer of each Seller confirming the matters set forth in Section 2.2(c) and Section 2.2(d) with respect to such Seller;”

Section 2.9            Amendments to Section 2.2(f) (Conditions to the Purchasers’ Obligations). Section 2.2(f) of the Purchase Agreement is hereby amended by:

(a)         Deleting the word “and” at the end of clause (xiii);

(b)         Deleting subclause (xiv) in its entirety and replacing it with “(xiv) a certificate signed by an executive officer of each Seller in form and substance reasonably satisfactory to the Purchasers certifying that all gratuities which have crystalized on or before the Closing Date have been paid and satisfied in full; and”;

(c)          Inserting a new subclause (xv) to read as follows: “a certificate signed by an executive officer of each Seller certifying that all Wrong Pocket Amounts and Wrong Pocket Assets that relate to the period from the Effective Time to, and including, the Closing Date have been transferred to the appropriate Person for no consideration.”; and

(d)         Deleting the following language at the end of Section 2.2(f) “Save with the prior written consent of the Sellers, the Purchasers shall not prior to April 30, 2017, waive the Seller Reorganization Condition unless the Seller Reorganization Condition is substantially complete in all material respects.”

Section 2.10         Amendment to Section 2.3 (Conditions to the Sellers’ Obligations). Section 2.3(d) of the Purchase Agreement is hereby amended by deleting the reference to “Section 1.2” and replacing it with “Section 1.4”.

Section 2.11         Amendment to Section 3.8(d) (Title to Properties). Section 3.8(d) of the Purchase Agreement is hereby amended by deleting the last sentence and replacing it with:

“(d)         Except as set forth on Schedule 3.8(d) and except for the furniture, fixtures and equipment located in Hill Delaware’s Philadelphia office, all properties or assets of any type required for the Business and not held by a Company or a Company Subsidiary prior to the Seller Reorganization has been (or, except as listed on Schedule 2.2(a), prior to Closing, will be) transferred to the applicable Company or Company Subsidiary in connection with the Seller Reorganization.”

Section 2.12         Amendment to Section 5.1(b)(i) (Restrictive Covenants). Section 5.1(b)(i) of the Purchase Agreement is hereby amended by deleting the words “Effective Time” and replacing them with the words “Closing Date”.

Section 2.13         Amendment to Section 5.5 (Share Incentive Plans). Section 5.5 of the Purchase Agreement is hereby amended by

(a)           Inserting the following new clause (d) at the end of such Section:

“(d)         Immediately following the Closing, Hill Delaware shall pay, or shall cause to be paid, the US Sale Bonuses to the relevant recipients and in the amounts set forth in the Sale Bonus Schedule.”.

Section 2.14         Amendment to Section 6.3 (Director and Officer Liability and Indemnification). Section 6.3 of the Purchase Agreement is hereby amended by deleting the words “Effective Time” and replacing them with the words “Closing Date”.

Section 2.15         Amendment to Section 7.1 (Conduct of Business Prior to Closing). Section 7.1 of the Purchase Agreement is hereby amended by:

(a)           Inserting the following new clause (c) at the end of such Section:

“(c)         The Sellers will:

(1)             cause each Company and each Company Subsidiary not to incur any Leakage in the period from the Effective Time to, and including, the Closing Date; and

(2)             notify the Purchasers in writing immediately after becoming aware of any agreement, arrangement, payment or transaction which constitutes, or may constitute, a breach of Section 7.1(c)(i).”

(b)           Amendment to Section 7.6(a) (Tax Matters). Section 7.6(a) of the Purchase Agreement is hereby amended by deleting the words “all Sale Bonuses” and replacing them with “the UK Sale Bonus and all US Sale Bonuses”.

Section 2.16         Amendment to Section 7.6(i) (Tax Matters). Section 7.6(i) of the Purchase Agreement is hereby amended by deleting the reference to “Section 1 .4(h)(iv)” and replacing it with “Section 1 .4(h)(iii)”.

Section 2.17         Amendment to Section 7.8 (Wrong Pockets). Section 7.8 of the Purchase Agreement is hereby amended by deleting the word “Closing” and replacing it with the words “Effective Time” in each instance.

Section 2.18         Amendment to Section 7.9 (Cross-Guarantees; Bonding). Section 7.9 of the Purchase Agreement is hereby amended and restated to read as follows:

“(a)         From and after the Closing, the Purchasers hereby agree to indemnify, defend and hold harmless each Seller Indemnified Party from any against any and all Losses from any action, or failure to take action, of any Company or any Company Subsidiary after the Effective Time where such action or failure to act is the subject of (i) any guaranty given by any member of the Seller Group (each, a “Seller Guaranty”) or (ii) any liability of any member of the Seller Group in respect of any letter of credit or bond (including the ongoing costs of such letter of credit or bond arising after the Effective Time) given by any bank or financial institution in respect of the obligations of any Company or Company Subsidiary as set forth on Schedule 7.9 (each, a “Seller Bond” and, together with each Seller Guaranty, a “Seller Obligation”). As soon as possible following the Closing, but no later than six (6) months thereafter, the Purchasers shall use commercially reasonable efforts to request of each counterparty to any Seller Obligation that each member of the Seller Group be released as a guarantor or obligor thereunder and shall use commercially reasonable efforts to cause such removal of each such member of the Seller Group such that the counterparty of each Seller Obligation releases in full each member of the Seller Group. The Purchasers shall not renew, amend, restate or extend any Seller Obligation unless the underlying guaranty, bond, letter of credit or other obligation ceases to apply to such amended, restated or extended Seller Obligation.

(b)           From and after the Closing, the Sellers hereby agree to indemnify, defend and hold harmless each Purchaser Indemnified Party from any against any and all Losses from any action, or failure to take action, of any member of the Seller Group after the Effective Time where such action or failure to act is the subject of (i) any guaranty given by any Company or Company Subsidiarity (each, a “Purchaser Guaranty”) or (ii) any liability of any Company or Company Subsidiarity in respect of any letter of credit or bond (including the ongoing costs of such letter of credit or bond arising after the Effective Time) given by any bank or financial institution in respect of the obligations of any member of the Seller Group (each, a “Purchaser  Bond” and, together with each Purchaser Guaranty, a “Purchaser Obligation”). As soon as possible following the Closing, but no later than six (6) months thereafter, the Sellers shall use commercially reasonable efforts to request of each counterparty to any Purchaser Obligation that each Company and Company Subsidiary be released as a guarantor or obligor thereunder and shall use commercially reasonable efforts to cause such removal of each Company and Company Subsidiary such that the counterparty of each Purchaser Obligation releases in full each member of the Purchaser Group. The Sellers shall not renew, amend, restate or extend any Purchaser Obligation unless the underlying guaranty, bond, letter of credit or other obligation ceases to apply to such amended, restated or extended Purchaser Obligation.”

Section 2.19         Amendment to Schedule 7.9 (Cross-Guarantees; Bonding). Schedule 7.9 to the Purchase Agreement is hereby amended and restated in the form attached hereto as Exhibit B.

Section 2.20         Amendment to Section 7.10 (Litigation Matters). Section 7.10 of the Purchase Agreement is hereby amended and restated to read as follows:

“Litigation Matters. If the Closing occurs, the Sellers shall pay over (or cause to be paid over) to the Purchasers any and all proceeds, receivables, property, cash, and other consideration payable to, or on behalf of, any Seller or any member of the Seller Group in connection with the matters listed on Schedule 7.10 (the “Litigation Matters”), whether by suit, judgment, settlement, or otherwise (collectively, “Litigation Proceeds”), promptly following receipt thereof after the Effective Time by the Sellers or, as the case may be, such member of the Seller Group; provided, that the calculation of Litigation Proceeds payable hereunder will take into consideration and shall be reduced by (i) any non-recoverable Taxes payable by the Sellers in respect of the Litigation Proceeds, (ii) setoffs of any kind, including setoffs in respect of any claim or counterclaim asserted against any Seller by any Person, and (iii) any unpaid costs and expenses relating to such Litigation Matter. From and after the Closing, the Purchasers shall promptly following delivery of the relevant invoice or receipt reimburse the Sellers for all reasonable and properly incurred costs and expenses relating to the Litigation Matters, including, without limitation, all legal, expert and other professional fees and costs.”

Section 2.21         Amendment to Section 7.18 (Certain Pre-Closing Cash Distributions and Payments). Section 7.18 of the Purchase Agreement is hereby amended by deleting the words “Notwithstanding anything to the contrary in this Agreement,” at the beginning of such Section and replacing them with the words “Subject only to Sections 7.1(b)(xviii) and 7.1(c),”.

Section 2.22         Amendments to Section 8.2(a) (Indemnification by the Sellers for the Benefit of the Purchasers). Section 8.2(a) of the Purchase Agreement is hereby amended by:

(a)           Deleting the word “or” at the end of clause (xi);

(b)           Deleting “,” at the end of clause (xii) and replacing it with “;”;

(c)          Inserting the following new clauses after clause (xii):

“(xiii)      all Losses (including Taxes) incurred by any Company or Company Subsidiary directly or indirectly in connection with, arising from or related to any (x) Excluded Knowles Liabilities and/or (y) Assumed Knowles Liabilities to the extent that the amount of such Assumed Knowles Liabilities exceeds that which is taken into account as part of Net Working Capital as finally determined in accordance with Section 1.5(b);

(xiv)        all Losses incurred by any Company or Company Subsidiary in connection with the termination of the contracts of employment of (x) Andrew Rainsberry and/or (y) Frederic Z. Samelian; or

(xv)         all Losses incurred by any Company or Company Subsidiary in connection with, arising from or related to any inaccuracies in any representation or warranty of any Seller regarding the ownership of the Canadian Subsidiary,”

(d)           Deleting the last paragraph of such Section 8.2(a) in its entirety and replacing it with the following:

“Notwithstanding the foregoing or any other provision of this Agreement or any document or agreement contemplated hereby, the Sellers shall have no liability whatsoever for any Client Contract Losses, other than with respect to: (x) any claim under Sections 5.1, 7.1(a)(v), 7.2, 7.1(b), 7.11, 7.14 and/or 8.2(a)(i) hereof; and/or (y) any Specified Claims Contract (only for so long as such Specified Claims Contract remains a Specified Claims Contract), except for Client Contract Losses that result directly from a breach of a Specified Claims Contract resulting from any action, failure to act, or omission by, any Purchaser or any Affiliate of any Purchaser (including any Company or Company Subsidiary) after the Closing.”

Section 2.23         Amendments to Section 8.2 (Indemnification by the Sellers for the Benefit of the Purchasers). Section 8.2 of the Purchase Agreement is hereby amended by inserting the following new clause (e) at the end of such Section:

“(e)         Notwithstanding anything herein to the contrary, the Purchaser Indemnified Parties shall have no right to any indemnification under this Article 8 for any matter to the extent that recovery for Losses with respect to such matter would be duplicative of any payment to the Purchasers pursuant to Section 1.9.”

Section 2.24         Amendment to Section 8.3 (Indemnification by the Purchasers for the Benefit of the Sellers). Section 8.3 of the Purchase Agreement is hereby amended by deleting the words “Effective Time” and replacing them with the words “Closing Date” in each instance.

Section 2.25         Amendments to Section 8.6 (Defense of Third Party Claims). Section 8.6 of the Purchase Agreement is hereby amended by making the first paragraph thereof clause “(a)” and inserting the following new clause (b) at the end of such Section:

“(b)         If any other action, lawsuit, proceeding, investigation or other claim is made against any member of the Seller Group by any current or historic client of Knowles which would, if such claim had been made against the Purchasers, any Company or Company Subsidiary, be the subject of a claim for indemnification under Section 8.2 or Section 8.3 then the Sellers shall as soon as reasonably practicable give written notice and reasonable details of the claim to the Purchasers and shall (to the extent such claim will materially and negatively affect, or is reasonably likely to materially and negatively affect, the Business or the future liabilities or prospects of any Company or Company Subsidiary) take into account all reasonable comments of the Purchasers in relation to the handling of such claim.”

Section 2.26         Amendment to Section 11.3 (Notices).  Section 11.3 of the Purchase Agreement is hereby amended by inserting at the end of the first paragraph the following:

“Notices to the Purchasers (or, after the Closing, the Companies):

Liberty Bidco UK Limited

at its registered office from time to time

Attention: Renny Borhan

Chief Executive Officer

Email: RennyBorhan@hka-global.com”

ARTICLE III.
MISCELLANEOUS

Section 3.1            Miscellaneous.     The terms of Sections 11.4 (“Assignment”), 11.7 (“Construction”), 11.8 (“Amendment and Waiver”), 11.11 (“Waiver of Trial by Jury”), 11.13 (“Delivery by Facsimile or PDF”), 11.14 (“Counterparts”), and 11.16 (“Governing Law”) are hereby incorporated into this Agreement by this reference as if fully set forth herein and shall apply to the provisions of this Amendment. This Amendment shall be deemed a part of, and construed in accordance with, the Agreement. Except as specifically amended hereby, the Agreement shall remain in full force and effect and shall not operate or be construed as a waiver of any provision of the Agreement. This Amendment supersedes any other agreement or understanding with respect to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

Sellers:	HILL INTERNATIONAL, INC.

	By:	/s/ William H. Dengler, Jr.
	Name:	William H. Dengler, Jr.
	Its:	Executive Vice President, General Counsel and Corporate Secretary

HILL INTERNATIONAL N.V.

	By:	/s/ P.H. Bosse
	Name:	P.H. Bosse
	Its:	Managing Director

Purchasers:	LIBERTY MERGECO, INC.

	By:	/s/ Renny Borhan
	Name:	Renny Borhan
	Its:	Director

LIBERTY BIDCO UK LIMITED

	By:	/s/ Alan Payne
	Name:	Alan Payne
	Its:	Director

[Signature Page to Amendment to Stock Purchase Agreement]